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                                                                      Exhibit 99

                                                                  March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Annual Report on Form 10-K of Cotelligent, Inc.

Pursuant to temporary note 3T, Cotelligent, Inc. ("Cotelligent") has received a letter of representation from Arthur Andersen LLP ("Andersen") stating that the audit of Cotelligent's financial statements included in Cotelligent's annual report on Form 10-K for the year ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of Andersen national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to Andersen's audit.

Very truly yours,

COTELLIGENT, INC.


By:/S/ Curtis J. Parker
   --------------------------
     Curtis J. Parker
     Chief Financial Officer